SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES, THIS EXHIBIT PROVIDES THE ADVISOR CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 03/31/2018
FILE NUMBER 811-08932
SERIES NO.: 15


72DD.       Total income dividends for which recod date
             passed during the period (000's Omitted)
              Advisor Shares                     $ 1,759

73A.        Dividends from net investment income distributions per share for which record date passed during the period
              Advisor Shares                   $ 0.0289

74U.        Number of shares outstanding (000's Omitted)
              Advisor Shares                     78,245


74V.        Net asset value per share (to nearest cent)
              Advisor Shares                    $ 12.84